Exhibit 99.1

       BRIGHAM EXPLORATION REPORTS YEAR END RESULTS INCLUDING RECORD 2005
                                FINANCIAL RESULTS

AUSTIN, Texas, Feb. 21 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) today announced its financial results for the fiscal year and quarter ended December 31, 2005 and its year-end reserve numbers.

Highlights from our performance from the fourth quarter of 2005 and full year 2005 include:

    * 20% growth in fourth quarter production to 40.8 MMcfe per day over fourth quarter 2004 production;

    * 42% growth in operating income to $46.8 million over operating income in 2004 of $32.8 million;

    * 40% growth in net income to $27.4 million over net income of net income of $19.7; and,

    * Reserve additions, net of revisions, for 2005 replaced 200% of our 2005 production.

    YEAR-END 2005 RESULTS

Average net daily production volumes for 2005 were 33.1 MMcfe compared to 34.1 MMcfe in 2004. Revenues from the sale of oil and natural gas, net of hedging, for 2005 grew 35% to $96.8 million compared to $71.7 million in 2004. A $2.25 per Mcfe increase in the sales price we received for oil and natural gas combined with a decrease in hedging losses increased our revenue from the sale of oil and natural gas by $27.2 million and $520,000, respectively. These increases were partially offset by a $2.6 million decrease in revenue due to lower production.

Our average realized prices for 2005 were $51.95 per barrel for oil and $7.97 per Mcf for natural gas, compared to $35.17 for oil and $5.84 for natural gas in 2004. Our average realized price for 2005 includes losses from the cash settlement of hedging transactions of $2.78 per barrel for oil and $0.32 per Mcf for natural gas compared to $4.96 for oil and $0.21 for natural gas in 2004.

Our production costs, which includes costs for operating and maintaining (O&M expense) our producing wells, ad valorem taxes and production taxes, were up 13% in 2005 and on a unit basis were up 17%. Approximately 44% or $480,000 of the increase in our 2005 O&M expenses was related to new wells that began producing during 2005. Increases in costs for compressor rental and maintenance, saltwater disposal, overhead fees, contract labor, equipment rental, pumping services, water treating and miscellaneous operating expenses were the primary reasons for the remainder of the increase in our 2005 O&M expenses. Higher commodity prices resulted in a 35% increase in our ad valorem taxes and an 8% increase in our production taxes. Our 2005 production tax expense includes a $1.6 million production tax credit related to severance tax refunds received during the year on 16 wells. The higher production costs were partially offset by a decrease in workover expense.

Our general and administrative expenses increased by $141,000 or 3% from 2004 to 2005. General and administrative expenses for 2005 included a $147,000 increase in employee compensation and benefit expense and $447,000 of bad debt expense to account for the potential non-payment of a receivable. Additional items that led to higher general and administrative expenses for the 2005 were increases in contract and professional fees and corporate insurance. Partially offsetting these increases were a decline in legal and office rent expense. Due to these higher costs combined with lower production, our general and administrative expenses on a unit basis increased 5% in 2005 to $0.46 per Mcfe.

Depletion of oil and natural gas properties for 2005 was $33.3 million ($2.79 per Mcfe) compared to $23.8 million ($1.94 per Mcfe) in 2004. Approximately $10.2 million of the increase in our depletion expense for 2005 was due to an increase in our depletion rate. This increase in depletion expense was partially offset by a $733,000 decrease in depletion expense due to lower production volumes. Our 2005 depletion rate increased as a result of the higher cost of proved reserves additions in 2005 than has been the case in prior years.

Our net interest expense for 2005 was $4 million. The 27% increase in interest expenses was primarily due to an increase in our weighted average debt outstanding for 2005 combined with a higher interest rate that we paid on those outstanding borrowings due to an increase in Libor. Our weighted average debt outstanding for 2005 and 2004 was $80.2 million and $56.4 million, respectively.

We recorded deferred income tax expense of $15 million in 2005 compared to deferred income tax expense of $10.9 million in 2004. Net income for 2005 was $27.4 million ($0.63 diluted earnings per share) compared to net income of $19.7 million ($0.47 diluted earnings per share) in 2004.

Our capital expenditures for oil and natural gas activities for 2005 were 36% higher than 2004. Our capital expenditures for oil and natural gas activities in 2005 and 2004 were:

                                     Twelve Months Ended
                                        December 31,
                                 ---------------------------
                                     2005           2004
                                 ------------   ------------
                                       (in thousands)
Drilling                         $     90,873   $$    68,205
Land and seismic                       19,641         12,993
Capitalized costs                       6,789          5,714
Capitalized FAS 143 ARO                 1,324            513
  Total capital expenditures     $    118,627   $     87,425

    FOURTH QUARTER 2005 RESULTS

Our net daily production volumes for the fourth quarter 2005 were 40.8 MMcfe, up 20% when compared to our volumes in last year's fourth quarter. Revenues from the sale of oil and natural gas for the fourth quarter 2005 were up 85% when compared to the fourth quarter last year. A $3.64 per Mcfe increase in the average sales price we received from the sale of our oil and natural gas and the increase in our fourth quarter 2005 production volumes increased our fourth 2005 revenue by $13.6 million and $4 million, respectively. These increases were partially offset by a $783,000 decrease in revenues due to an increase in losses associated with the cash settlement of hedges.

Our average realized prices for the fourth quarter 2005 were $57.71 per barrel for oil and $10.02 per Mcf for natural gas, compared to $41.19 for oil and $6.30 for natural gas in 2004. Our average realized prices for the fourth quarter 2005 include losses from the cash settlement of cash flow hedging transactions of $0.95 per barrel for oil and $0.71 per Mcf for natural gas compared to $6.65 for oil and $0.26 for natural gas in 2004.

Our production costs for the fourth quarter 2005 were 39% higher and on a unit basis were 16% higher than our production costs in the fourth quarter last year. Our O&M expenses for the fourth quarter 2005 were up 9% when compared to the fourth quarter last year. O&M expenses associated with new wells that were not producing in last year's fourth quarter were $234,000 and were the primary reason for this increase. Higher commodity prices resulted in a 29% increase in our ad valorem taxes and a 115% increase in our production taxes. Our production tax expense for the fourth quarter 2005 includes a $552,000 production tax credit related to severance tax refunds received during the quarter on four wells.

Our general and administrative expenses for the fourth quarter 2005 increased by $145,000 or 9% when compared to our general and administrative expenses in the fourth quarter of last year. General and administrative expenses for the fourth quarter 2005 included a $67,000 increase in employee compensation and benefit expense and $447,000 of bad debt expense to account for the potential non-payment of a receivable. Due to an increase in production volumes, our general and administrative expenses on a unit basis decreased 9% when compared to last year's fourth quarter, to $0.49 per Mcfe.

Our depletion expense for the fourth quarter 2005 was $11.7 million ($3.17 per Mcfe) compared to $7.3 million ($2.39 per Mcfe) in the fourth quarter last year. An increase in our fourth quarter 2005 depletion rate represented 67% of this change, while higher production volumes represented the remaining 33% of the increase in our depletion expense. Our depletion rate increased as a result of the higher cost of proved reserves additions than has been the case in prior periods.

Our net interest expense for the fourth quarter of 2005 was $1.3 million compared to $636,000 in the fourth quarter of 2004. The $699,000 increase in our net interest expense was primarily due to an increase in the amounts borrowed under both our senior and subordinated credit agreements combined with an increase in the interest rate that we paid on those borrowings due to an increase in Libor. Our weighted average debt outstanding for the fourth quarter 2005 was $91.9 million compared to $53.6 million last year.

We recorded deferred income tax expenses of $6.5 million in the fourth quarter of this year, compared deferred income tax expenses of $3.7 million in the fourth quarter last year. We reported net income of $11.9 million ($0.26 per diluted share) for the fourth quarter 2005 versus net income of $5.1 million ($0.12 per diluted share) for the prior year period.

    Our capital expenditures for oil and natural gas activities for the fourth quarter 2005 were up 46% when compared to last year's fourth quarter. Our net capital expenditures for oil and natural gas activities in the fourth quarter of 2005 and 2004 were:


                                     Three Months Ended
                                        December 31,
                                 ---------------------------
                                     2005           2004
                                 ------------   ------------
                                       (in thousands)
Drilling                         $     24,701   $$    19,496
Land and seismic                        6,887          2,278
Capitalized costs                       1,211          1,261
Capitalized FAS 143 ARO                 1,080            120
  Total capital expenditures     $     33,879   $     23,155

    FULL YEAR 2006 AND FIRST QUARTER 2006 FORECAST

The following forecasts and estimates of our full year 2006 production volumes and first quarter 2006 results are forward looking statements subject to the risks and uncertainties identified in the "Forward Looking Statements Disclosure" at the end of this release.

In addition to providing guidance for the first quarter 2006, we have elected to provide full year production guidance for 2006. We currently expect to grow production volumes in 2006 by 10% to 25% relative to our 2005 production. This would result in average daily production of between 36.4 and 41.4 MMcfe per day (79% natural gas) for 2006.

We currently expect first quarter 2006 production volumes to average between 35 and 37 MMcfe per day (79% natural gas). For the first quarter 2006, lease operating expenses are projected to be $0.65 per Mcfe, production taxes are projected to be approximately 5.5% of pre-hedge oil and natural gas revenues, and general and administrative expenses are projected to be $1.3 million ($0.42 to $0.40 per Mcfe). Based on these production and cost estimates and assuming average NYMEX prices of $9.04 per MMBtu for natural gas and $63.00 per barrel for oil, and taking into account our current outstanding derivative contracts, we forecast that our first quarter revenue will be between $27.4 and $29 million and operating income will be between $12.2 and $13.1 million.

MANAGEMENT COMMENTS

Gene Shepherd, Brigham's Chief Financial Officer, commented, "Our strong sequential production growth in the fourth quarter of 27% to 40.8 Mmcfe per day was the confirmation of the strong drilling results that we had announced in the second and third quarters of 2005. Furthermore, as we exit 2005 at record production levels, we are also encouraged by the success we have had in controlling our costs, with only moderate increases in operating and overhead costs. The combination of strong commodity prices, production growth and our ability to control our costs in a difficult cost environment all contributed to record revenue and operating income. Furthermore, we exited 2005 with one of the strongest balance sheets that we have had in the company's history. The company's strong underlying financial performance and its strong balance sheet should allow it to continue to benefit from Brigham's large and growing inventory of exploration and development prospects in this outstanding commodity price environment."

2005 PROVED RESERVES

Our estimated net proved reserves volumes at December 31, 2005 totaled 133.2 Bcfe. Our estimated net proved developed reserves at December 31, 2005 totaled
68.1 Bcfe and our net proved undeveloped reserves totaled 65.1 Bcfe. During 2005, we added approximately 23.8 Bcfe in total proved reserves in our Texas Gulf Coast, Anadarko Basin and West Texas 3-D seismic projects and replaced 200% of the 11.9 Bcfe of reserves volumes we produced during the year. Our 2005 reserves additions included 20.1 Bcfe of extensions, discoveries and other additions and 4.4 Bcfe of purchases of reserves in place which were partially offset by 0.7 Bcfe of revisions to prior estimates. Approximately 85% of our year-end 2005 reserve volumes were natural gas.

At year-end 2005, the standardized measure and the pre-tax present value ("Pre-tax PV-10% Value") of our estimated proved reserves were $396.3 million and $519.8 million, respectively. This compares to $239.7 million and $294.5 million at the end of 2004. For 2005, these measures were calculated using a West Texas Intermediate Sweet price of $61.04 per barrel and a Henry Hub natural gas price of $9.44 per MMBtu versus last year which used a West Texas Intermediate Sweet price of $ 43.46 per barrel and a Henry Hub natural gas price of $6.19 per MMBtu.

                                              Equivalent
                                               Reserves
                                               (MMcfe)
                                              ----------
2005 Beginning Reserves                          121,291
  Extensions, discoveries & other additions       20,059
  Revisions of prior estimates                      (661)
  Purchase of reserves in place                    4,444
  Production                                     (11,913)
2005 Ending Reserves                             133,220

    MANAGEMENT COMMENTS

Bud Brigham, Brigham's CEO and President, commented, "During 2005, approximately 52% of our drilling capital was spent on development drilling, which went very well, as evidenced by our substantial ramp up in production during the fourth quarter. Proved undeveloped wells received approximately 29% of our drilling capital, and these are wells that were already in our reserve report. Despite this, we replaced roughly 200% of our production during the year."

Bud Brigham further stated, "Our most significant exploration discovery in 2005 was the Bouldin Lake Lower Frio Field, which was confirmed with the drilling of the Grisham #1 late in the year. We are commencing the first of two 2006 development wells capitalizing on this discovery, and with success we could have at least one additional well to drill. In prior years, our first year proved reserves have only recognized a portion of the reserves that moved to the proved category in subsequent years. Similarly, we believe that our 2005 Lower Frio field discoveries, at Bouldin Lake and Appling Deep Southwest, provide us with substantial probable and possible reserves that could become proved in subsequent years."

CONFERENCE CALL INFORMATION

Brigham management will host a conference call to discuss its operational and financial results for the fourth quarter and full year 2005 with investors, analysts and other interested parties on Wednesday, February 22nd, at 9:00 a.m. Central time. To participate in the call, participants within the U.S. please dial 800-510-0219 and participants outside the U.S. please dial 617-614-3451. The participant passcode for the call is 39617510. A telephone recording of the conference call will be available to interested parties approximately two hours after the call is completed through 11:59 p.m. Central time on Wednesday, March 22nd. To access the recording, domestic callers dial 888-286-8010 and international callers dial 617-801-6888. The passcode for the conference call playback is 21483731. In addition, a live and archived web cast of the conference call will be available over the Internet at either http://www.bexp3d.com or http://www.streetevents.com. A copy of this press release and other financial and statistical information about the periods covered by this press release and by the conference call that will take place on Wednesday, February 22nd, 2006, will be available on our website. To access the press release, go to http://www.bexp3d.com and click on News Releases. The file with a copy of the press release is named Brigham Exploration Reports Year End Results Including Record 2005 Financial Results and is dated February 21st, 2006. To access the other financial and statistical information that will be covered by the conference call that will take place on February 22nd, 2006, go to http://www.bexp3d.com and click on Event Calendar. The file with the other financial and statistical information is named Financial and Statistical Information for the Fourth Quarter 2005 Conference Call and is dated February 22nd, 2006.

ABOUT BRIGHAM EXPLORATION

Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427- 3444.

FORWARD LOOKING STATEMENTS DISCLOSURE

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

    Contact:
     John Turner
     Director - Director of Finance & Business Development
     (512) 427-3300

                           BRIGHAM EXPLORATION COMPANY
                  SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                           Three Months Ended                  Year Ended
                                              December 31,                    December 31,
                                      ----------------------------    ----------------------------
                                          2005            2004            2005            2004
                                      ------------    ------------    ------------    ------------
                                              (unaudited)
Revenues:
  Oil and natural
   gas sales                          $     36,494    $     19,738    $     96,820    $     71,713
  Other                                         84             446             220             515
                                      $     36,578    $     20,184    $     97,040    $     72,228
Costs and expenses:
  Lease operating                            2,012           1,811           7,161           6,173
  Production taxes                           1,444             673           3,353           3,107
  General and
   administrative                            1,814           1,669           5,533           5,392
  Depletion of oil
   and natural gas
   properties                               11,656           7,336          33,268          23,844
  Depreciation and
   amortization                                219             178             762             722
  Accretion of
   discount on ARO                              54              42             180             159
                                      $     17,199    $     11,709    $     50,257    $     39,397
Operating income                      $     19,379    $      8,475    $     46,783    $     32,831

Interest expense,
 net                                        (1,335)           (636)         (3,980)         (3,144)
Interest income                                 92              29             245              84
Other income
 (expense) (a)                                 275             901            (576)            742
  Income before
   income taxes                       $     18,411    $      8,769    $     42,472    $     30,513
Income tax expense                          (6,512)         (3,673)        (15,037)        (10,863)
Net income                            $     11,899    $      5,096    $     27,435    $     19,650

Net income per share:
Basic                                 $       0.27    $       0.12    $       0.65    $       0.49
Diluted                               $       0.26    $       0.12    $       0.63    $       0.47

Wt. avg. common
 shares outstanding:
Basic                                       43,389          42,005          42,481          40,445
Diluted                                     45,233          43,151          43,728          41,616

(a) Includes non-cash
    gains/(losses)
    related to our
    derivative
    contracts:                        $        181    $        852    $       (814)   $        625

                           BRIGHAM EXPLORATION COMPANY
                PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA

                                           Three Months Ended                  Year Ended
                                              December 31,                    December 31,
                                      ----------------------------    ----------------------------
                                          2005            2004            2005            2004
                                      ------------    ------------    ------------    ------------
                                              (unaudited)
Avg. net daily
 production:
  Natural gas (MMcf)                          32.7            25.8            25.6            24.5
  Oil (Bbls)                                 1,344           1,375           1,250           1,590
  Equivalent natural
   gas (MMcfe) (6:1)                          40.8            34.1            33.1            34.1
Total net production:
  Natural gas (MMcf)                         2,945           2,325           9,213           8,830
  Oil (MBbls)                                  121             124             450             573
  Equivalent natural
   gas (MMcfe) (6:1)                         3,673           3,067          11,913          12,265
  % Natural gas                                 80%             76%             77%             72%
Sales prices (Before
 hedging):

  Natural gas
   ($/Mcf)                            $      10.73    $       6.56    $       8.29    $       6.05
  Oil ($/Bbl)                                58.66           47.84           54.73           40.13
  Equivalent
   natural gas
   ($/Mcfe) (6:1)                            10.54            6.90            8.48            6.23
Realized prices
 (Post hedging):
  Natural gas
   ($/Mcf) (a)                        $      10.02    $       6.30    $       7.97    $       5.84
  Oil ($/Bbl) (a)                            57.71           41.19           51.95           35.17
  Equivalent natural
   gas ($/Mcfe)
    (6:1) (a)                                 9.94            6.44            8.13            5.85

(a) Includes the
     effects of hedging
     gains (losses) of:
    Natural gas
     ($/Mcf)                          $      (0.71)   $      (0.26)   $      (0.32)   $      (0.21)
    Oil ($/Bbl)                              (0.95)          (6.65)          (2.78)          (4.96)

                       SUMMARY CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                            December 31,
                                                     ---------------------------
                                                         2005           2004
                                                     ------------   ------------
Assets:
  Current assets                                     $     28,325   $     20,994
  Oil and natural gas properties, net
   (using full cost method)                               347,329        261,979
  Other property and equipment, net                         1,027          1,209
  Other non-current assets                                  3,746          2,125
    Total assets                                     $    380,427   $    286,307

Liabilities and stockholders' equity:
  Current liabilities                                $     37,467   $     40,494
  Senior credit facility                                   33,100         21,000
  Senior subordinated notes                                30,000         20,000
  Series A preferred stock, mandatorily redeemable         10,101          9,520
  Deferred income taxes                                    23,563          9,031
  Other non-current liabilities                             4,556          2,986
    Total liabilities                                $    138,787   $    103,031

Stockholders' equity                                      241,640        183,276
    Total liabilities and stockholders' equity       $    380,427   $    286,307

                           BRIGHAM EXPLORATION COMPANY
                  SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                Three Months Ended                Year Ended
                                                   December 31,                  December 31,
                                           ---------------------------   ---------------------------
                                               2005           2004           2005           2004
                                           ------------   ------------   ------------   ------------
                                                   (unaudited)
Cash flows from operating activities:
Net income                                 $     11,899   $      5,096   $     27,435   $     19,650
Depletion, depreciation and
 amortization                                    11,875          7,514         34,030         24,566
Accretion of discount on ARO                         54             42            180            159
Interest paid through issuance
 of additional redeemable
 preferred stock                                      -            188            581            726
Amortization of deferred loan fees                  118            192            491            766
Market value adjustments for
 derivatives instruments                           (181)          (852)           814           (625)
Provision for doubtful accounts                     456              -            456              -
Deferred income tax expense                       6,512          3,673         15,037         10,863
Other non-cash items                                 31              -            134              -
Changes in working capital and
 other items                                     (6,447)         3,023        (14,779)           276
  Cash flows provided by operating
   activities                              $     24,317   $     18,876   $     64,379   $     56,381

Cash flows used by investing
 activities                                     (29,935)       (23,162)      (113,220)       (84,645)
Cash flows (used) provided by
 financing activities                             3,720         (2,384)        50,535         24,766
  Net increase (decrease) in
   cash and cash equivalents               $     (1,898)  $     (6,670)  $      1,694   $     (3,498)

                              SUMMARY PER MCFE DATA
                                   (unaudited)

                                                Three Months Ended                Year Ended
                                                    December 31,                  December 31,
                                           ---------------------------   ---------------------------
                                               2005           2004           2005           2004
                                           ------------   ------------   ------------   ------------
Revenues:
  Natural gas and oil sales                $       9.94   $       6.44   $       8.13   $       5.85
  Other revenue                                    0.02           0.15           0.02           0.04
                                           $       9.96   $       6.59   $       8.15   $       5.89
Costs and expenses:
  Lease operating                                  0.55           0.59           0.60           0.50
  Production taxes                                 0.39           0.22           0.28           0.25
  General and administrative                       0.49           0.54           0.46           0.44
  Depletion of natural gas and oil
   properties                                      3.17           2.39           2.79           1.94
  Depreciation and amortization                    0.06           0.06           0.06           0.06
  Accretion of discount on ARO                     0.01           0.01           0.02           0.01
                                           $       4.67   $       3.81   $       4.21   $       3.20
Operating income                           $       5.29   $       2.78   $       3.94   $       2.69

Interest expense, net (a)                         (0.34)         (0.20)         (0.31)         (0.25)
Other income (expense) (b)                         0.03           0.02           0.02           0.01
  Adjusted income                          $       4.98   $       2.60   $       3.65   $       2.45

(a) Calculated as interest expense minus interest income divided by production for period.

(b) Excludes non-cash gains/(losses) arising from hedge accounting for certain of our oil and natural gas hedges.

                           BRIGHAM EXPLORATION COMPANY
      SUMMARY OF COMMODITY PRICE HEDGES OUTSTANDING AS OF FEBRUARY 21, 2006
                                   (unaudited)

                                                                            FY 2006
                                           Hedge       -------------------------------------------------    FY 2007
                                          Strategy         Q1           Q2           Q3           Q4           Q1
                                        ------------   ----------   ----------   ----------   ----------   ----------
Natural Gas Collars:

Daily volumes              MMBtu/d                              -        8,242        6,848        7,935        8,333
Floor (Purchased put)      $/MMBtu       Cash flow              -   $    8.000   $    8.000   $    8.000   $    8.000
Cap (Written call)         $/MMBtu       Cash flow              -   $   15.894   $   15.950   $   20.854   $   23.512

Natural Gas Three
 Way Costless Collars:

Daily volumes              MMBtu/d                          6,667        4,286        4,239        1,413            -
Floor (Purchased put)      $/MMBtu       Cash flow     $    8.490   $    8.040   $    8.040   $    8.040            -
Cap (Written call)         $/MMBtu       Cash flow     $   10.840   $    9.590   $    9.590   $    9.590            -
Written put                $/MMBtu      Undesignated   $    7.050   $    6.650   $    6.650   $    6.650            -

Oil Collars:

Daily volumes               Bbls/d                             83          412          228          293          267
Floor (Purchased put)       $/Bbl        Cash flow     $    62.00   $    52.11   $    50.00   $    50.00   $    50.00
Cap (Written call)          $/Bbl        Cash flow     $    74.50   $    75.34   $    75.60   $    77.50   $    78.25

Oil Three Way
 Costless Collars:

Daily volumes               Bbls/d                            200           82          163            -            -
Floor (Purchased put)       $/Bbl        Cash flow     $    48.00   $    63.00   $    63.00            -            -
Cap (Written call)          $/Bbl        Cash flow     $    60.70   $    75.25   $    75.65            -            -
Written put                 $/Bbl       Undesignated   $    38.00   $    48.00   $    48.00            -            -

Note: Hedged volumes and prices reflected in this table represent average contract amounts for the quarterly periods presented; natural gas hedge prices and oil hedge contract prices are based on NYMEX pricing.

SOURCE  Brigham Exploration Company
    -0-                             02/21/2006
    /CONTACT: John Turner, Director - Director of Finance & Business Development of Brigham Exploration Company, +1-512-427-3300/
    /Web site:  http://www.bexp3d.com /
    (BEXP)